SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  Statement of Changes in Beneficial Ownership

Filed pursuant to section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Act of 1935 or Section 30(f) of the Investment Company Act of 1940


1)       Name and Address of Reporting Person:

         Snyder, Charles J.
         FactSet Research Systems Inc.
         One Greenwich Plaza
         Greenwich, CT 06830


2)       Issuer Name and Ticker or Trading Symbol:

         FactSet Research Systems Inc. (FDS)


3)       IRS Number of Reporting Person, if an entity (voluntary)


4)       Statement for Month/Year:

         January 2001


5)       If Amendment, Date of Original ( Month/Year):

         Not Applicable


6)       Relationship of Reporting Person to Issuer:

         (X)  Director (give title below)*    ( ) Officer        (X)  10% Owner

         ( )  Other (specify below)

         Vice Chairman of the Board and Retired President

7)       Individual or Joint/Group Filing (check applicable line)

         (X)  Form filed by One Reporting Person

         ( )  Form filed by More than One Reporting Person

TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED


1. Title of Security              2. Transaction Date      3. Transaction Code      4. Securities Acquired (A) or Disposed (D)

                                                           -------------------      --------------------------------------
                                                              Code        V            Amount        (A) or (D)     Price
----------------------------      -------------------      ----------  -------      -------------  --------------  -------
FactSet Research Systems Inc.     December 21, 2000           A           N/A          141               A          N/A
Common Stock

5.       Amount of Securities Beneficially Owned at End of Month

         5,455,714

6.       Ownership Form:            Direct (D) or Indirect (I)

         D

7.       Nature of Indirect Beneficial Ownership

         Not Applicable

TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
           (e.g. , puts, calls, warrants, options, convertible securities)

1. Title of                             2. Conversion or      3. Transaction      4. Transaction        5. Number of Derivative
   Derivative                              Exercise Price        Date                Code                  Securities Acquired (A)
   Security                                of Derivative                                                   or Disposed (D)
                                           Security
-----------------------------           -----------------     ----------------    -------------------   ---------------------------
                                                                                    Code         V           (A)           (D)
                                                                                  --------   --------   -------------  ------------
FactSet Research Systems Inc.              $36.15             January 11, 2001       A          N/A         3,000
Common Stock

6.   Date Exercisable and Expiration Date (Month/Day/Year)

     20% of  the option  grant  acquired  on  January 11, 2001 is exercisable on
     January  11,  2002,  2003,  2004,  2005,  and  2006.   Expiration  date  is
     January 11, 2011.

7.   Title and Amount of Underlying Securities

     FactSet Research Systems Inc. Common Stock - 3,000 shares

8.   Price of Derivative Security

     N/A

9.   Number of Derivative securities Beneficially Owned at End of Month

     3,000

10.  Ownership Form of Derivative Security: Direct (D) or Indirect (I)

     N/A

11.  Nature of Indirect Beneficial Ownership

     N/A

Explanation of Responses:


                                        Signature of Reporting Person

Dated:  February 9, 2001                /s/ Charles J. Snyder
                                        -----------------------------
                                        Charles J. Snyder